Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made this 31st day of July, 2010 by OMNICARE, INC., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 1600 Rivercenter II, 100 East Rivercenter Boulevard, Covington, Kentucky 41011 (the “Company”), OMNICARE MANAGEMENT COMPANY, a corporation organized and existing under the laws of the State of Delaware and a wholly owned subsidiary of the Company, (the “Management Company,” and together with the Company, the “Companies”) and JOEL F. GEMUNDER (the “Executive”).

INTRODUCTION

WHEREAS, the Executive is the Chief Executive Officer of the Company and the Management Company and a member of the Board of Directors of the Company (the “Board”);

WHEREAS, the Executive is a party to an employment agreement with Omnicare Management Company, dated August 4, 1988, as amended (the “Employment Agreement”);

WHEREAS, the Companies and the Executive have mutually agreed to terminate the employment relationship and to release each other from certain claims arising from or related to the employment relationship effective July 31, 2010.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Cessation of Employment Relationship.

The employment of the Executive with the Companies will terminate on July 31, 2010 (the “Termination Date”).  The Executive hereby retires, effective as of the Termination Date, as a member of the Board and from all other positions and offices with the Companies and any affiliate of the Companies.  The Executive agrees to provide advice and assistance to aid in management transition following the Termination Date, as reasonably requested by the Company and on mutually agreeable terms.  In connection with providing such advice and assistance, the Executive will be provided reasonably necessary secretarial and other customary administrative assistance, as mutually agreed.

2. Payment Obligations.

(a) Severance.  The parties understand that the Executive’s termination of employment with the Companies will be treated as a termination without cause under Section 3 of the Employment Agreement.  Accordingly, the Company shall pay the Executive an aggregate severance amount of $16,212,284, in cash, payable in 12 equal monthly installments on the first business day of each month commencing with August, 2010, provided that (x) only a portion of the first such installment, equal to $490,000, shall be paid not later than August 6, 2010, (y) no portion of the installments due for September 2010 through January 2011, shall be paid in those months and (z) the remaining unpaid portion of the August 2010 installment and the entire amount of the installments for September 2010 through January 2011, together with interest on such amounts from their scheduled monthly payment date through February 1, 2011, at the rate of 8.75%, compounded monthly, shall be paid, in a single lump sum, on February 1, 2011, together with the monthly installment scheduled for that date.  The Company shall promptly deposit in a trust, with Northern Trust Company or another trustee mutually selected by Executive and the Company, that is intended to qualify as a “rabbi trust” within the meaning of applicable Internal Revenue Service guidance, and that is subject to terms and conditions that are reasonably acceptable to the Executive and the Company the entire unpaid principal balance of the amount set forth above and interest as set forth above shall cease to accrue from the date of such deposit.  The parties understand that the Executive will not receive any incentive awards for 2010 under the Omnicare, Inc. Annual Incentive Plan or the Omnicare, Inc. 2004 Stock & Incentive Plan.

(b) Health Care/Long-Term Care Policy.  The Company and the Executive shall cooperate to implement the portability provisions of the Company's long-term and home care plan and related insurance arrangement.

(c) Key-Man Life Insurance.  The Company and the Executive shall cooperate to implement the provisions of Section 2.7 of the Employment Agreement.

(d) Payment for Accrued Salary/Vacation Time/Business Expenses.  The Executive shall be entitled to receive from the Company a lump-sum cash payment in respect of the Executive’s accrued but unpaid base salary through the Termination Date, accrued and unused vacation time in the amount of $182,692 and any unreimbursed business expenses in accordance with Section 2.6(a) of the Employment Agreement.  The payment shall be made not later than August 6, 2010.

(e) Stock Options.  As of the Termination Date, the Executive holds nonqualified stock options to purchase 2,670,019 shares of the common stock of the Company.  Pursuant to the terms of the applicable stock option agreements, the unvested stock options shall become exercisable upon the Termination Date and all outstanding options shall remain exercisable until the earlier of their expiration date or the three (3) year or fifteen (15) month anniversary of the Termination Date (as applicable, as set forth in the applicable stock option agreement).  The Company shall permit the Executive to exercise such options and to satisfy any associated tax obligations in the same ways as are made available generally to senior executives of the Company from time to time.  The Executive shall be reimbursed for his current contribution balance in the StockPlus Plan of the Company.  Such reimbursement shall be made promptly following the Termination Date but in no event later than the date required under Section 8(c)(ii) of the StockPlus Plan.

(f) Restricted Stock.  As of the Termination Date, the Executive holds 705,176 restricted shares of the common stock of the Company.  Pursuant to the terms of the applicable restricted stock agreement, all such restricted shares shall become fully vested upon the Termination Date.  The Company shall permit the Executive to satisfy any associated tax obligations in the same ways as are made available generally to senior executives of the Company from time to time.  The Company shall pay to the Executive $28,200 not later than August 6, 2010 in respect of accrued dividends and related interest income with respect to restricted stock.

(g) Other Benefits.  The Executive will be paid any amount due under any welfare and pension benefit plan of the Companies, including without limitation the ESOP and the S&I Plan portion of the Omnicare, Inc. Excess Benefit Plan and the Companies’ tax qualified pension plans, in accordance with the terms of each such plan and applicable law.  With respect to the General Pension Plan portion of the Omnicare, Inc. Excess Benefit Plan, the Executive will be entitled to the lump-sum present value of his Excess Benefits (as defined therein) as of the Termination Date of $99,623,292, of which $39,582,201 (which amount shall be credited with interest from August 16, 2010 through the date of payment at the rate of 8.75% per annum ) shall be paid promptly but in no event later than 30 days following the Termination Date and of which $60,041,091 shall be paid on February 1, 2011 or the Executive’s death, if earlier, plus interest thereon in accordance with Section 3.3(d) of the Employment Agreement.  Except as specifically provided in this Agreement, the Executive will not be due any other payments or benefits from the Companies in connection with his termination of employment, including, without limitation, any payments under any formal or informal severance plan of the Companies.

(h) Enforcement of Rights.  The Company shall promptly pay upon demand any reasonable legal fees incurred by Executive in connection with enforcement of any rights under paragraphs (a) through this paragraph (h) of Section 2 of this Agreement.  The Company shall promptly pay upon demand any reasonable legal fees incurred by Executive in connection with enforcement of any other rights under this Agreement, but only if he prevails substantially in enforcing such rights.

(i) The Company will arrange for moving the Executive’s personal property off the Company’s premises to the Executive’s residence in Cincinnati, Ohio.  The Company shall assign to the Executive the lease on the Executive’s current company car, to be assumed by the Executive at the Executive’s sole expense.

3. Mutual Waiver and Release.  The payments, benefits and rights provided under this Agreement to the Executive are conditioned upon the execution and non-revocation by the Executive of the Executive General Release and Covenant Not to Sue attached as Exhibit A hereto.  If such release is not executed by Executive on the date hereof, or is revoked prior to the expiration of the revocation period set forth therein, then any payments, benefits or rights provided pursuant to Section 2 hereof shall be forfeited, and upon such revocation, this Agreement shall be null and void ab initio and this Agreement shall have had no impact upon the rights and obligations of the parties.  The benefits and rights provided under this Agreement to the Companies are conditioned upon the execution of the Companies General Release and Covenant Not to Sue attached as Exhibit B hereto.

4. Restrictive Covenants.

4.1 Company Property.  The Executive shall have no right, title or interest in any reports, studies, memoranda, correspondence, manuals, records, plans, or other written, printed or otherwise recorded materials of any kind relating to the affairs of or otherwise belonging to the Company, or in any copies, pictures, duplicates, facsimiles or other reproductions, recordings, abstracts or summaries thereof and the Executive will promptly surrender to the Company any such materials (other than materials which have been published or otherwise have lawfully been made available to the public generally) in his possession upon the termination of his employment or any time prior thereto upon request of the Company.

4.2 Nondisclosure.  Without the prior written consent of the Company, the Executive shall not at any time use for his own benefit or purposes or for the benefit or purposes of any other person, firm, partnership, association, corporation or business organization, entity or enterprise, or disclose (except in the performance of his duties to the Company) in any manner to any person, firm, partnership, association, corporation or business organization, entity or enterprise, any trade secret, or other confidential or proprietary information, data, know-how or knowledge (including, but not limited to, that relating to financial policies, product composition, manufacturing organization and methods, research and development policies and programs, service techniques, purchasing organization and methods, sales organization and methods, product pricing, market development and expansion plans, personnel policies and training and development programs, customer and supplier relationships, and franchising programs and franchisee relationships) belonging to, or relating to the affairs of, the Company.  The Companies agree and acknowledge that this paragraph 4.2 does not apply to materials which have been made available to the public generally without violating any agreement to which the Company is a party, and that this paragraph 4.2 shall not apply to the Executive’s disclosure in connection with responding to a subpoena or other valid legal requirement.

4.3 Disclosure of Inventions. The Executive shall promptly disclose to the Company (and to no one else) all improvements, discoveries and inventions that may be of significance to the Company made or conceived alone or in conjunction with others (whether or not patentable, whether or not made or conceived at the request of or upon the suggestion of the Company during or out of his usual hours of work or in or about the premises of the Company or elsewhere) while in the employ of the Company, or made or conceived within six months after the Termination Date, if resulting from, suggested by or relating to such employment.  All such improvements, discoveries and inventions shall, to the extent that they are patentable, be the sole and exclusive property of the Company and are hereby assigned to the Company.  At the request of the Company and at its cost and without liability to Executive, Executive shall assist the Company, or any person or persons from time to time designated by it, in obtaining the grant of patents in the United States and/or in such other country or countries as may be designated by the Company covering such improvements, discoveries and inventions and shall in connection therewith execute such applications, statements or other documents, furnish such information and data and take all such other action (including, but not limited to, the giving of testimony) as the Company may from time to time request.

4.4 Mutual Non-Disparagement.  The Executive shall not (i) make any public comments disparaging or denigrating the Company, including each of its respective current, former and future officers, directors, employees, agents, representatives, attorneys, and shareholders, or (ii) encourage or assist any other person or entity making any such public comments.  The Company shall cause the members of the Board and its executive officers and other officers with the title of Vice President and above not to (i) make any public comments disparaging or denigrating the Executive or (ii) encourage or assist any other person or entity making any such public comments.  For avoidance of doubt, “Company” for purposes of the preceding sentence shall mean only Omnicare, Inc.

4.5 Remedies.  The Executive acknowledges and agrees that the Companies' remedy at law for any breach of any of the Executive's obligations under Section 4.1, 4.2 or 4.3 would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of any such sections, without the necessity of proof of actual damage.

4.6 Cooperation.

(a) The Executive hereby agrees that the Executive shall make himself reasonably available to the Company and cooperate with the Company and in providing information and assistance that directly relate to the Executive’s prior positions with the Company.  The Executive further agrees to reasonably assist the Company with respect to all reasonable requests to provide documents, testify, or otherwise assist in connection with any legal proceeding or matter relating to the Company, including but not limited to, any Federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Agreement or other proceedings in which the Executive is a named party whose interests are adverse to those of the Company.  The Executive further agrees that he will continue to comply with the Company's policy on contacts with government and law enforcement, as described in the Company’s Statement of Corporate Ethics and Business Practices and the Code of Business Conduct and Ethics (copies of which will be provided to the Executive as soon as practical after the date hereof), and will notify the Company promptly if he is contacted in connection with any governmental investigation that may concern the Company.  All such requests to provide services shall be limited in nature and shall be scheduled taking into account the Executive’s obligations.  The Company will pay the Executive at an hourly rate of $1,000 and will reimburse the Executive for any reasonable out-of-pocket expenses incurred by the Executive at the request of the Company in connection with any such cooperation or participation.

(b) In the event of any legal proceeding or matter relating to the Executive's service with the Company, including but not limited to, any Federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Agreement or other proceedings in which the Executive's interests are adverse to those of the Company, the Company hereby agrees that it shall make available to the Executive all documents relevant to such matter, other than proprietary or confidential documents, and otherwise cooperate with the Executive and provide information and assistance, in all such cases as the Company determines to be reasonably requested by the Executive, and subject to such terms and conditions as the Company shall reasonably impose.

4.7 Severability.  Any provision of this Section 4 which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Section 4 invalid, illegal or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

4.8 Affiliates.  For purposes of this Section 4, except for the second and third sentences of Section 4.4 hereof and the requirements to notify or obtain the consent of the Company, all references to the Company will include the Management Company and all other subsidiaries and affiliates of the Company.

5. Miscellaneous.

5.1 Legal Fees.  The Company will reimburse the Executive for his reasonable legal fees and expenses incurred in connection with negotiating and executing this Agreement.

5.2 Indemnification.  Following the Termination Date and until the expiration of the applicable statute of limitations, if any, the Company will continue to provide to the Executive indemnification and director and officer insurance coverage substantially identical to that which the Company provides to its directors and officers.  At the Executive's request, subject to the consent of the Company which shall not be unreasonably withheld, the Executive shall be afforded separate counsel at Company expense designated by the Executive in connection with any matter for which indemnification or insurance may be sought in light of the existence of an actual or potential conflict with any other parties.

5.3 Withholding.  All payments and benefits payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.  The Companies understand that Executive is a resident of the State of Florida and reasonably agree to consult with Executive with respect to state tax withholding requirements.

5.4 Section 409A Compliance.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code, and this Agreement shall be construed and applied in a manner consistent with this intent.  Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred, and (iii) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

5.5 Waiver.  Failure of any party hereto at any time to enforce any provision of this Agreement or to require performance by any other party of any provisions hereof shall in no way affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce its rights hereunder; nor shall it be taken to constitute a condonation or waiver by such party of that default or any other or subsequent default or breach.

5.6 Notices.  All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:

If to the Company:	Omnicare, Inc. 1600 RiverCenter II 100 East RiverCenter Boulevard Covington, Kentucky 41011 Attention: General Counsel
If to the Management Company:	Omnicare, Inc. 1600 RiverCenter II 100 East RiverCenter Boulevard Covington, Kentucky 41011 Attention: General Counsel
If to the Executive:	Joel F. Gemunder 5910 Sentinel Ridge Lane Cincinnati, Ohio 45243 and 8495 Fox Cub Cincinnati, Ohio 45243 and 35 Canvasback Amelia Island, Florida 32034
With a copy to:	Arthur Kohn Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006

Notices shall be deemed duly delivered upon hand delivery thereof at the above addresses, one day after deposit with a nationally recognized overnight delivery company, or three days after deposit thereof in the United States mails, postage prepaid, certified or registered mail.  Any party may change its address for notice by delivery of written notice thereof in the manner provided.

5.7 Assignment.  No rights of any kind under this Agreement shall, without the prior consent of the Companies, be transferable to or assignable by Executive or any other person or, except as provided by applicable law, be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary.  All payments due hereunder after the death of the Executive shall be paid according to the applicable laws of descent and distribution. This Agreement shall be binding upon and shall inure to the benefit of the Companies and their respective successors and assigns.

5.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to the conflicts of law principles thereof.

5.9 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

5.10 Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

5.11 Entire Agreement.  This Agreement entered into among the parties as of the date hereof constitutes the entire understanding and agreement between the parties hereto, and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, concerning the subject matter hereof, including, without limitation, the Employment Agreement.  All negotiations by the parties concerning the subject matter hereof are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto by the parties hereto other than those incorporated herein.  No supplement modification or amendment of this Agreement shall be binding unless executed in writing by the parties.

SIGNATURES ON FOLLOWING PAGE

INTENDING TO BE LEGALLY BOUND, the parties or their duly authorized representatives have signed this Agreement as of the date first above written.

OMNICARE, INC.

________________________
By:
Title:

OMNICARE MANAGEMENT COMPANY

________________________
By:
Title:

EXECUTIVE

________________________
Joel F. Gemunder

EXHIBIT A

EXECUTIVE RELEASE AND COVENANT NOT TO SUE

I, JOEL F. GEMUNDER, on behalf of myself and my heirs, executors, administrators and assigns, in consideration of the separation agreement among Omnicare, Inc., Omnicare Management Company and Joel F. Gemunder, dated July 31, 2010 (the “Separation Agreement”) to which this Executive General Release and Covenant Not to Sue (the “Executive Release”) is attached, do hereby release and forever discharge and covenant not to sue Omnicare, Inc., Omnicare Management Company and its and their subsidiaries, affiliates, directors, members, officers, executives, agents, stockholders, and its and their affiliates, and its and their successors and assigns (both individually and in their official capacities) (the “Releasees”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which I ever had, now have or may have arising prior to or on the effective date of this Executive Release by reason of my employment with or severance of my employment from Omnicare, Inc., Omnicare Management Company and its and their affiliates (“Claims”).

By signing this Executive Release, I am providing a complete waiver of all Claims that may have arisen, whether known or unknown, up until and including the effective date of this Executive Release.  This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974 (except as provided below), and all applicable amendments to the foregoing acts and laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or Federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of my employment and the cessation thereof.  This Executive Release shall not, however, apply to any obligation of the Companies pursuant to the Separation Agreement, any rights to indemnification from the Companies he may have, any rights that the Executive may have to obtain contribution in the event of the entry of judgment against the Executive as a result of any act or failure to act for which both the Executive and any of the Companies are jointly responsible or any benefit to which the Employee is entitled under any tax qualified pension plan of the Employer or its affiliates, COBRA continuation coverage benefits or any other welfare benefits required to be provided by statute (claims with respect thereto, collectively, “Excluded Claims”).  I further agree, promise and covenant that, to the maximum extent permitted by law neither, I, nor any person, organization, or other entity acting on my behalf has filed or will file, charged or will charge, claimed or will claim, sued or will sue, or caused or will cause or permitted or will permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees with respect to any Claims other than Excluded Claims.

I have been given but voluntarily declined twenty-one (21) days to review the Separation Agreement and this Executive Release and have been given the opportunity to consult with legal counsel, and I have signed the Separation Agreement and I am signing this Executive Release knowingly, voluntarily and with full understanding of its terms and effects, and I voluntarily accept the benefits provided for in the Separation Agreement for the purpose of making full and final settlement of all claims referred to above.  I also understand that I have seven days after execution to revoke this Executive Release, and that this Executive Release will not become effective if I exercise my right to revoke my signature within seven (7) days of execution.  I understand that such revocation must be delivered to the general counsel of the Company at its headquarters during such period to be effective.

I acknowledge that I have not relied on any representations or statements not set forth in the Separation Agreement or this Executive Release.  I will not disclose the contents or substance of the Separation Agreement or this Executive Release to anyone except my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof, and I will instruct each of the foregoing not to disclose the same.

This Executive Release will be governed by and construed in accordance with the laws of the State of Delaware.  If any provision in this Executive Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

IN WITNESS WHEREOF, I have executed this Executive Release on this 31st day of July, 2010.

_____________________________
Joel F. Gemunder

EXHIBIT B

COMPANIES RELEASE AND COVENANT NOT TO SUE

OMNICARE, INC., a corporation organized and existing under the laws of the State of Delaware, and OMNICARE MANAGEMENT COMPANY, a corporation organized and existing under the laws of the State of Delaware, and together with Omnicare, Inc., (the “Companies”), in consideration of the separation agreement among Omnicare, Inc., Omnicare Management Company and Joel F. Gemunder (the “Executive”), dated July 31, 2010 (the “Separation Agreement”) to which this Companies General Release and Covenant Not to Sue (the “Companies Release”) is attached, do hereby release and forever discharge and covenant not to sue (and shall cause their subsidiaries and affiliates to hereby release and forever discharge and covenant not to sue) the Executive or his heirs, executors, administrators and assigns (the “Releasees”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which the Companies or any of their subsidiaries or affiliates ever had, now have or which the successors or assigns of the Companies or any of their subsidiaries or affiliates hereafter can, shall or may have arising prior to or on the date hereof by reason of the Executive’s employment with or severance of employment from Omnicare, Inc., Omnicare Management Company and its affiliates.  Notwithstanding the foregoing, this Companies Release shall not constitute a waiver, discharge, release or covenant not to sue with respect to claims under the Separation Agreement and acts or omissions for which the Executive would not be entitled to indemnification under Section 145 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Companies have executed this Companies Release on this 31st day of July, 2010.

OMNICARE, INC.

________________________
By:
Title:

OMNICARE MANAGEMENT COMPANY

________________________
By:
Title: